Delisting Determination, The Nasdaq Stock Market, LLC, December 27, 2023, Fresh Tracks Therapeutics, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Fresh Tracks Therapeutics, Inc., effective at the opening of the trading session on January 8, 2024.
Based on review of information provided by the Company, Nasdaq
Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101, 5110(b), 5550(a)(2), 5605(b)(1), 5605(c)(2), and 5605(d)(2). The Company was notified of the Staff determination on October 10, 2023. On October 17, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to
Rule 5815. A hearing on the matter was scheduled for December 21, 2023. On December 15, 2023, the Company witdrew its appeal. The Company securities were suspended on December 19, 2023. The Staff determination to delist the Company securities became final on December 19, 2023.